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                                                                     Exhibit 5.1




                                                  April 10, 1998



FirstCity Financial Corporation
6400 Imperial Drive
Waco, Texas  76712

Ladies and Gentlemen:

         We have acted as counsel to FirstCity Financial Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed offering of up to 1,201,150 shares (the "Primary Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), by the Company and up to 341,000 shares (the "Secondary Shares") of Common Stock by and for the accounts of certain stockholders of the Company. All of the Shares will be issued and sold pursuant to a Purchase Agreement (the "Purchase Agreement") to be entered into among the Company and Piper Jaffray Inc., The Robinson-Humphrey Company, LLC and Sandler O'Neill & Partners, L.P.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company, the form of the Purchase Agreement, the resolutions adopted by the Board of Directors of the Company authorizing the issuance and sale of the Primary Shares pursuant to the Purchase Agreement, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been




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FirstCity Financial Corporation
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independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed for purposes hereof that the Purchase Agreement will be executed and delivered in substantially the form thereof filed as an exhibit to the Registration Statement.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2. The Primary Shares have been duly authorized and, when issued and delivered to the purchasers thereof against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

         3. The Secondary Shares are duly authorized, validly issued, fully paid and nonassessable.

         The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                            Very truly yours,


                                            /s/  Weil, Gotshal & Manges LLP